Exhibit 99.1

BRUCE YARWOOD JOINS SKILLED HEALTHCARE GROUP’S BOARD OF DIRECTORS

FOOTHILL RANCH, Calif. — February 22, 2011 — Skilled Healthcare Group, Inc. (NYSE: SKH) today announced that Bruce Yarwood has been appointed as to serve on the Company’s Board of Directors. Mr. Yarwood is a Class III director with a term expiring at the Company’s 2013 Annual Meeting of Stockholders. He has also been appointed to serve as a member of the Corporate Governance, Quality and Compliance Committee of the Board.

“We are excited to have Bruce join our Board of Directors. His extensive experience and executive leadership in the healthcare industry, including AHCA and Medi-Cal, will provide great benefits to the Company and its stakeholders,” stated Boyd Hendrickson, Chairman & Chief Executive Officer. “Bruce is greatly admired and respected in the long-term and post-acute health care industry. His insight and leadership will be a great asset to the Company as we move forward in 2011 and beyond.”

Mr. Yarwood served as the President and Chief Executive Officer of the American Health Care Association (AHCA), the nation’s largest association of long-term and post-acute care providers from 2005 through 2010. From 1989 and until joining AHCA in 2005, Mr. Yarwood was a partner with a lobbying firm that served as a primary lobbyist for AHCA. Mr. Yarwood has over 35 years of management, operational and advocacy experience in the long-term care industry. Under the former Governor Brown administration during the 1970’s, he held executive positions with the California Department of Health and was responsible for the California Medicaid program, also known as Medi-Cal. Mr. Yarwood holds a Master’s Degree in Public Administration from California State University in Sacramento and a Bachelor’s Degree from the University of California at Berkeley.

About Skilled Healthcare Group, Inc.

Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $820 million and approximately 14,600 employees as of December 31, 2010. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the “Company”, operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nevada, New Mexico and Texas, including 78 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Nevada, Montana and New Mexico. References made in this release to “Skilled Healthcare”, “the Company”, “we”, “us” and “our” refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.

Investor Contact:

Skilled Healthcare Group, Inc.

Dev Ghose or Shelly Hubbard

(949) 282-5800